(Hitchner/Whitt & Co. Logo)
HITCHNER o  WHITT & CO., P.A.
CERTIFIED PUBLIC ACCOUNTANTS



                                                               September 8, 1997

NDCA Board of Directors
NDC Automation, Inc.
3101 Latrobe Drive
Charlotte, NC 28211

Gentlemen:

I truly do regret to inform each of you that I am not going to be able to serve on the Board of Directors of NDC Automation, Inc. I have found that I simply cannot give the time necessary to be an effective board member. My schedule, my work load and especially my work with the courts does not allow me as much flexibility as I would like. It is no one's fault but my own, because I have chosen this particular type of work. I believe it is in my best interest and the best interest of NDC Automation, Inc. if I resign effective immediately so that the Board of Directors can seek a replacement. I would not be available for this week's board meeting because I received a subpoena on Friday to appear in court beginning tomorrow. I have no control over the court schedule.

I am very interested in NDC Automation, Inc.'s future, and I will stay abreast of NDC activities at least through my stock ownership. I apologize for putting the board in a bind and I do recognize the need for an additional outside board member. However, my obligations to my own schedule and my own business have simply taken the time that I had available to serve on the NDC Board. I will be discussing my decision with you, and I wish you all well and much success in bringing NDC back to a profitable and valuable company.

                                                     Very truly yours,

                                                     /s/ Randy Whitt
                                                     T. Randolph Whitt, CPA

TRW/kab

cc: Goran Netzler, Chairman; Ralph Dollander, President; Jan Jutander,

    Dick Schofield; Anders Dahlgren, Tom Watson, Claude Imbleau


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